Exhibit 10.38

THE SHYFT GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of #GrantDate# (the “Grant Date”), by and between The Shyft Group, Inc., a Michigan corporation (the “Company”) and #ParticipantName+C# (the “Grantee”).

Background

A.	The Company has adopted The Shyft Group, Inc. Stock Incentive Plan, as amended and restated to date (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted.

B.	The Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for in this Agreement.

Agreement

Therefore, the parties, intending to be legally bound, agree as follows:

1.            Grant of Restricted Stock Units. Pursuant to the Plan, the Company has granted to the Grantee on the Grant Date an Incentive Award consisting of, in the aggregate, #QuantityGranted# Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Common Stock on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. The RSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). Capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Plan.

2.            Consideration. The grant of the RSUs is made in consideration of the services to be rendered by the Grantee to the Company during the applicable vesting period and Grantee’s compliance with the restrictive covenant terms and conditions set forth in this Agreement.

3.            Restricted Period; Vesting. Except as otherwise provided in this Agreement, provided there is no termination of Grantee’s employment (as determined in accordance with Section 7.2 of the Plan) as of the applicable vesting date, the RSUs will vest in accordance with the following schedule:

Vesting Date	Number of RSUs That Vest
First anniversary of Grant Date	33⅓% of RSUs

Second anniversary of Grant Date	Additional 33⅓% of RSUs

Third anniversary of Grant Date	Remainder of RSUs

The entire period over which the RSUs vest is referred to as the “Restricted Period.” Once vested, the RSUs become “Vested Units.”

4.            Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with Section 8 below, neither the RSUs nor the rights relating to the RSUs may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the RSUs or the rights relating to the RSUs shall be wholly ineffective.

5.            Termination of Employment.

(a)    Except as otherwise expressly provided in this Agreement, or The Shyft Group, Inc. Executive Severance Plan or Management Severance Plan (to the extent either such plan applies to the Grantee), if the Grantee’s employment terminates for any reason at any time before all of Grantee’s RSUs have vested, the Grantee’s unvested RSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement. For purposes of this Section 5, termination of employment shall be determined in accordance with Section 7.2 of the Plan.

(b)    Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Restricted Period as a result of the Grantee’s death if Grantee becomes Disabled, any unvested RSUs shall immediately become vested in full.

(c)    Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Restricted Period as a result of the Grantee’s Qualified Retirement (defined below) that occurs at least nine months after the Grant Date, then any unvested RSUs will continue to vest in accordance with Section 3 as if the Grantee’s employment had not terminated. A “Qualified Retirement” shall mean the voluntary retirement by a Grantee who is at least age 62 and who has been employed by the Company or a Subsidiary for a continuous period of 5 years as of the date of retirement.

6.            Effect of a Change in Control. The provisions of Section 9 of the Plan shall apply if there is a Change in Control during the Restricted Period.

7.            Rights as Shareholder; Dividend Equivalents.

(a)    The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock.

(b)    Upon and following the settlement of the RSUs, the Grantee shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)    Until such time as the RSUs vest, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be credited to the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Grantee’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting restrictions as the RSUs to which they are attributable and shall be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 8 below. Dividend Equivalents credited to a Grantee’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of the Dividend Equivalents and interest, if any.

8.            Settlement of RSUs.

(a)    Subject to Section 8(b), payment for Vested Units will be made within 30 days following the applicable anniversary date specified in Section 3.

(b)    Notwithstanding Section 8(a), to the extent that the RSUs are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the RSUs shall be paid on an accelerated basis within 30 days after any of the following events in a manner and to the extent necessary to comply with Section 409A of the Code: (i) the occurrence of a Change in Control that constitutes a change in control for purposes of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control”); (ii) the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) that occurs within two years after a Change in Control that is a 409A Change in Control; or (iii) the Grantee’s death or Disability.

(c)    Settlement shall be subject to any withholding for applicable taxes pursuant to the Plan and this Agreement. At the time of settlement, the Company shall (i) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested RSUs and cash equal to any Dividend Equivalents credited with respect to such vested RSUs or, at the discretion of the Committee, shares of Common Stock having a fair market value equal to such Dividend Equivalents; and (ii) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee. Notwithstanding the foregoing, the Committee shall have the discretion to settle vested RSUs in cash using the fair market value of the shares of Common Stock underlying the vested RSUs as of the applicable settlement date.

(d)    If the Grantee is a “specified employee” within the meaning of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) is due upon separation from service, such payment to the extent necessary to comply with Section 409A of the Code shall be delayed until six months after the date of separation from service (or if earlier the Grantee’s death).

9.            No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

10.            Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan (the RSUs and this Agreement are subject to mandatory adjustment pursuant to the terms of Section 4.3 of the Plan).

11.            Withholding. If the Grantee is subject to reporting under Section 16 of the Act, any applicable withholding will be satisfied (but only to the extent required to satisfy up to the maximum amount permitted to be withheld by law or regulation) by the Company withholding shares of Common Stock otherwise deliverable pursuant to the RSUs being paid under this Agreement (and withholding cash and/or shares of Common Stock otherwise deliverable from the Dividend Equivalents being paid under this Agreement).

12.            Restrictive Covenants Regarding Competitive Activity. The following terms and conditions of this Section 12 of this Agreement shall apply to Grantee unless Grantee is employed and/or resides in California or the Company determines that the non-application of such terms and conditions is necessary or advisable in order to comply with applicable law:

(a)    The Grantee hereby acknowledges and agrees that in the performance of the Grantee’s duties to the Company, the Grantee will be brought into frequent contact with existing and potential customers of the Company. The Grantee also agrees that trade secrets and confidential information of the Company gained by the Grantee during the Grantee’s association with the Company have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Company will also provide the Grantee with specialized training to enhance job performance. The Grantee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business (as defined in paragraph (d) below) that the Grantee not compete with the Company during the period of the Grantee’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following paragraphs.

(b)    During the Grantee’s employment with the Company, the Grantee will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Grantee’s employment with the Company, the Grantee will not (i) enter into or engage in any business which competes with the Company’s Business; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(c)    For a period of one year following the termination of the Grantee’s employment for any reason, the Grantee will not: (i) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as defined in paragraph (d)); (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory; or (v) employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company or any former employee of the Company who was employed at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, nontargeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.

(d)    For the purposes of paragraphs (b) and (c) above, but without limitation thereof, the Grantee will be in violation thereof if the Grantee engages in any or all of the activities set forth therein directly as an individual on the Grantee’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Grantee or the Grantee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, five percent (5%) or more of the outstanding stock. For the purposes of this Section 12 of the Agreement, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Grantee worked or had responsibility at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination. For the purposes of this Agreement, the “Company’s Business” means (i) the manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of (A) fleet vehicles for the commercial vehicle market, including, but not limited to, truck bodies, walk-in vans, cargo van upfits, customized fleets, and vocation specific uplifts, (B) custom chassis for Class A diesel luxury motor coaches, and (C) light duty trucks and specialty vehicles for the commercial and defense markets, plus (ii) any and all manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of products or services: (A) of a substantially similar nature to those described above, or (B) that are any way within or related to the existing or contemplated scope of the Company’s then current business. For the purposes of this Agreement, the “Restricted Territory” shall mean: (i) the geographic area(s) within a 50 mile radius of any and all Company location(s) in, to, or for which the Grantee worked, to which the Grantee was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination, (ii) if in addition, the United States of America, and (iii) all of the specific customer accounts, whether within or outside of the geographic areas described in (i) and (ii) of this sentence, with which the Grantee had any contact or for which the Grantee had any responsibility (either direct or supervisory) at the time of termination of the Grantee’s employment and at any time during the two-year period prior to such termination.

(e)    If it shall be judicially determined that the Grantee has violated any of the Grantee’s applicable obligations under Section 12 of this Agreement, then the period applicable to each obligation that the Grantee shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. During the Grantee’s employment with the Company and for one year thereafter, the Grantee will communicate the contents of Section 12 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Grantee intends to be employed by, associated with, or represent. The Grantee acknowledges and agrees that the remedy at law available to the Company for breach of any of the Grantee’s obligations under Section 12 of this Agreement would be inadequate. The Grantee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in paragraphs (b) and (c) above, without the necessity of proof of actual damage.

(f)    The Grantee acknowledges that the Grantee’s obligations under this Agreement are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Grantee were to violate such obligations and that these obligations do not place an undue burden on the Grantee. It is the desire and intent of the parties hereto that the provisions of Section 12 of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of Section 12 of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in Section 12 of this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of Section 12 of this Agreement shall remain in full force and effect. The Grantee further acknowledges that the terms of Section 12 of this Agreement are agreed to in consideration of, and are adequately supported by consideration in the form of the RSUs covered by this Agreement, the agreement of the Company to perform its obligations under this Agreement and by other consideration, including the Grantee’s continued employment with the Company, which the Grantee acknowledges collectively constitutes good, valuable and sufficient consideration.

13.            Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act).

14.            Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the RSUs or the shares of Common Stock issuable upon settlement of the RSUs pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.

15.            Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

16.            Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Michigan without regard to conflict of law principles.

17.            Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

18.             RSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated in this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to such award, applicable terms of this Agreement shall be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the RSUs covered by this Agreement, the Grantee (a) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (b) agrees and acknowledges that the Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (c) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from the Grantee of any such compensation or other amounts, including from the Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

19.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, and administrators.

20.            Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21.            Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Incentive Awards in the future. Future Incentive Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

22.            Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

23.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

24.            Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant, vesting, or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition. The Company respects the Grantee’s privacy. In order to administer the Grantee’s equity award, the Company collects and uses certain personal information about the Grantee, including the Grantee’s prior equity grant information where applicable. If the Grantee is a California resident, the Grantee should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about the Grantee and the purposes for which the Company will use such data.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Restricted Stock Unit Agreement as of the Grant Date.

COMPANY:	GRANTEE:
By clicking accept in the Fidelity online system you accept this document.
By: Josh Sherbin	#ParticipantName#
Its: Chief Legal, Administrative and Compliance Officer

Revision Dated 02.2024

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